 Exhibit 99.2

 KAHIBAH PROFORMA STATEMENT

	2009-12-31		2009-7-31
	Kahibah Limited	Designer Export, Inc.		Total		Pro forma adjustments		Pro forma
	(‘000)		(‘000)	(‘000)			(‘000)	(‘000)

CURRENT ASSETS
Cash and cash equivalents	$5,100		$24	$5,124			$-	$5,124
Due from related parties	3,015		-	3,015			-	3,015
Prepayments and other current assets	366		-	366			-	366
Total Current Assets	8,481		24	8,505			-	8,505

LONG-TERM ASSETS
Property and equipment, net	28,779			28,779				28,779
Land use rights, net	5,296			5,296				5,296
Total Long-Term Assets	34,075		-	34,075			-	34,075

TOTAL ASSETS	$42,556		$24	$42,580		$		$42,580

CURRENT LIABILITIES
Accounts and other payables	$415	$		$415		$		$415
Prepaid tuition	15,820			15,820				15,820
Refundable deposits	2,163			2,163				2,163
Home purchase down payment	504			504				504
Due to related parties	1,189			1,189				1,189
Accrued expenses and other current liabilities	734			734				734

Total Current Liabilities	20,825		0	20,825				20,825

TOTAL LIABILITIES	20,825		0	20,825				20,825

SHAREHOLDERS’ EQUITY
Common stock	50		5	55	a		(25)	30
Additional paid-in capital	2,734		20	2,754	a		24	2,778
Retained earnings	18,379		(1)	18,378	a		1	18,379
Accumulated other comprehensive income	568			568				568
TOTAL SHAREHOLDERS’ EQUITY	21,731		24	21,755				21,755

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$42,556		$24	$42,580		$		$42,580

KAHIBAH PROFORMA STATEMENT (CONTINUED)

	2009-12-31	2009-7-31
	Kahibah Limited	Designer Export, Inc.	Total	Pro forma adjustments	Pro forma
	(‘000) Except shares	(‘000) Except shares	(‘000) Except shares	(‘000) Except shares	(‘000) Except shares
REVENUES	21,164		21,164		21,164
COST OF REVENUES	(9,474)	-	(9,474)	-	(9,474)
GROSS PROFIT	11,690	-	11,690	-	11,690
OPERATING EXPENSES
General and administrative	1,485	(1)	1,484	-	1,484
TOTAL OPERATING EXPENSES	1,485	(1)	1,484	-	1,484
INCOME FROM OPERATION	10,205	(1)	10,204	-	10,204
OTHER (EXPENSE)	(131)	-	(131)	-	(131)
INCOME BEFORE INCOME TAXES	10,074	(1)	10,073	-	10,073
INCOME TAXES	-	-		-
NET INCOME	$10,074	$(1)	$10,073	$-	$10,073

Earnings(loss) per share	$201.47	$(0.00)	$3.40	$-	$0.34
Basic and diluted earnings(loss) per share	$201.47	$(0.00)	$3.40	$-	$0.34
Basic and diluted weighted average shares outstanding	50,000	2,470,163	2,520,163	27,479,837	30,000,000

Notes:

The following adjustments to the unaudited condensed combined pro forma financial statements are based on the assumption that the share exchange was consummated on July 31, 2009.

(a) On June 30, 2010, China Bilingual Technology & Education Group Inc. (formerly Designer Export, Inc.) acquired 100% of the issued and outstanding capital stock of Kahibah in exchange for 10,105,386 newly issued shares of China Bilingual Technology & Education Group Inc.’s common stock, par value $0.001 per share, which constituted of 87% representing 11,615,386 of its issued and outstanding common stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the share exchange agreement.